Form N-SAR, Sub-Item 77C
Submission of matters to a vote of security holders


Nuveen Massachusetts Dividend Advantage Municipal Fund
811-09451


The annual meeting of shareholders was held in the offices of Nuveen Investments on November 15, 2011;
at this meeting the shareholders were asked to vote on the election of Board Members, the elimination of Fundamental Investment Policies and the approval of new Fundamental Investment Policies. The meeting was subsequently adjourned to December 16, 2011.


Voting results for the meeting are as follows:

<c> Common and Preferred Shares voting
 together as a class
<c>  Preferred Shares
To approve the elimination of the fundamental policies relating to the Funds ability to make loans.


   For
            1,458,449
               600,738
   Against
                 62,252
                 25,894
   Abstain
                 58,887
                   2,500
   Broker Non-Votes
               506,315
               218,867
      Total
            2,085,903
               847,999



To approve the new fundamental policy relating to the Funds ability to make loans.


   For
            1,451,984
               600,738
   Against
                 66,717
                 25,894
   Abstain
                 60,887
                   2,500
   Broker Non-Votes
               506,315
               218,867
      Total
            2,085,903
               847,999

Proxy materials for the annual meeting are herein incorporated by reference to the SEC filing on October 14, 2011, under Conformed Submission Type DEF 14A, accession number 0000950123-11-090041.